Exhibit 99.1

FOR IMMEDIATE RELEASE

Appliance Recycling Centers of America
Reports Fourth Quarter and Fiscal Year Earnings

Minneapolis, MN—February 24, 2014—Appliance Recycling Centers of America, Inc. (Nasdaq:ARCI), a leading provider of appliance recycling and retailing services, today announced financial results for the fourth quarter and fiscal year ended December 28, 2013.
Revenues for the fourth quarter of 2013 were $32.8 million, up 23.8% compared with the same period in 2012, due mainly to growth in the recycling division. Income before taxes and noncontrolling interests in the fourth quarter of 2013 was $0.8 million compared with a loss of $(2.7) million during the same period of the prior year. Net earnings for the fourth quarter of 2013 were $1.2 million, or $0.21 per diluted share, compared with a net loss of $(2.1) million, or $(0.37) per diluted share, reported during the same period in the prior year. Improved fourth quarter earnings were the result of several positive factors, including increased revenues generated in the company’s appliance recycling division; improved performance at the ARCA Advanced Processing (AAP) joint venture in Philadelphia; expense reductions; sale of carbon offsets; and the release of a noncash income tax valuation allowance recorded against deferred tax assets.
For the fiscal year ended December 28, 2013, total revenues increased 13% to $129.1 million, compared with revenues of $114.2 million for the same period in the prior year. Overall, the company reported net income for the 2013 fiscal year of $3.3 million, or $0.58 per diluted share, compared with a net loss of $(3.9) million, or $(0.69) per diluted share, in the 2012 fiscal year.
Fourth Quarter Highlights
During the fourth quarter of 2013, the company:

•	Relocated its utility company-related customer service function from California to Minnesota.

•
Along with AAP, collectively received $0.7 million in cash related to the issuance and sale of carbon offset certificates in the California system. Fourth quarter pre-tax earnings were favorably impacted by $0.6 million accordingly.

•	Benefitted from the release of an income tax valuation allowance, the noncash accounting impact of which was to increase earnings by $1.2 million, or $0.21 per diluted share.
“We’re pleased with our fourth quarter and full year results. We implemented several strategic initiatives early in 2013 that right-sized the organization and provided a strong foundation to improve profitability,” commented Edward R. (Jack) Cameron, president and chief executive officer of ARCA, Inc. He continued by saying, “We’re especially proud of our recycling division’s performance in 2013; revenues grew by $17.5 million and operating income improved by $6.5 million. At the same time, we are cautious about ARCA’s overall performance in 2014 as our business relies significantly on obtaining and retaining

-more-

utility contracts and on fluctuating market prices for materials recovered from our appliance recycling efforts. We are also impacted by a competitive marketplace for appliance retailers.”
Retail Appliance Sales
ApplianceSmart, the company’s retail division, posted sales of $15.7 million for the fourth quarter, an increase of $0.5 million, or 3%, compared with the same period of 2012. The increase was due mainly to an increase of $1.1 million, or 7.4%, in same-store sales. ApplianceSmart reported an operating loss for the fourth quarter of 2013 of $(0.8) million, compared with an operating loss of $(1.2) million in the same period of the prior year. The operating loss in the fourth quarter of 2012 included a $0.7 million charge related to recording an inventory reserve and lease termination accrual; there were no similar charges in the fourth quarter of 2013.
Brad Bremer, president of ApplianceSmart, commented, “During the fourth quarter of 2013, ApplianceSmart continued to face aggressive competition from national chains such as The Home Depot and Lowe’s. We all operated in a retail environment impacted by a shortened holiday shopping season, deep price cuts in the marketplace and unusual weather.” Bremer added, “Despite these factors, I’m pleased to say we grew ApplianceSmart’s fourth quarter sales.”
Recycling Revenues
Recycling revenues, which consist of appliance recycling fees and appliance replacement revenues, increased $5.0 million, or 72.4%, to $11.8 million in the fourth quarter of 2013 through the company’s recycling division, ARCA Recycling, Inc. Appliance replacement revenues increased $5.0 million, while appliance recycling fees remained flat. Sales of appliance replacement units in the fourth quarter of 2013 more than doubled from the same period in the prior year, due mainly to one utility’s desire to accelerate appliance installations into its 2013 program year.
Mark Eisenschenk, president of ARCA Recycling, Inc. and chief operating officer of ARCA, said, “A significant strategic benefit of having more than one line of business is that our recycling division is able to source tens of thousands of appliances from its sister company, ApplianceSmart, to serve appliance replacement program needs of utility companies. Our recycling division collects and recycles old appliances for utility companies and also replaces energy inefficient appliances with ENERGY STAR® models provided by ApplianceSmart manufacturer relationships.” He added, “As with our third quarter of 2013, appliance replacement program revenues were significant to our fourth quarter 2013 revenue and earnings.”
Byproduct Revenues
The company’s byproduct revenues, excluding AAP, increased $0.2 million to $1.8 million, compared with the fourth quarter of 2012. The company recognized $0.2 million in revenues from the sale of carbon offsets during the quarter, which is included in byproduct revenues. Overall recycling volumes increased during the fourth quarter of 2013 but were impacted by declines in per-unit byproduct revenues compared with the fourth quarter of 2012.
Revenues from the AAP joint venture in Philadelphia, reported in byproduct revenues, increased $0.7 million, or 26.5%, to $3.5 million, compared with $2.8 million in the fourth quarter of 2012. The improvement was due to increased volumes of appliances recycled through the Philadelphia facility and carbon offset revenues. AAP’s gross margin improved to 33.7%, compared with 12.2% in the same period of 2012, as a result of a reduction in the cost of appliances purchased under contract,

-more-

recognizing $0.4 million in revenues from the sale of carbon offsets, and increased labor efficiencies. AAP’s operating income for the fourth quarter improved by $1.8 million to $0.7 million, compared with an operating loss of $(1.1) million in the same period of 2012. The improvement in operating income was the result of the favorable gross margin impacts mentioned above, and in the fourth quarter of the prior year, AAP recorded a $1.1 million goodwill impairment charge. These favorable impacts during 2013 were partially offset by higher maintenance and depreciation expense related to material recovery systems.
Liquidity and Capital Resources
Cash and cash equivalents were $1.9 million as of December 28, 2013, compared with $3.2 million as of December 29, 2012. As of December 28, 2013, the company had excess available borrowing capacity under its revolving line of credit of $4.0 million compared with $2.5 million as of December 29, 2012. Net working capital increased $3.0 million to $10.6 million as of December 28, 2013.
Conference Call Information
In conjunction with this release, Appliance Recycling Centers of America, Inc. will host a conference call tomorrow, February 25, 2014, at 10:00 a.m. CST. To participate in the conference call, please dial the following number ten minutes prior to the scheduled time: 800-667-1053. A replay of the conference call will be available on the company’s website, www.ARCAInc.com, approximately 24 to 48 hours after the completion of the call.
About ARCA
ARCA's three business components are uniquely positioned in the industry to work together to provide a full array of appliance-related services. ARCA Advanced Processing, LLC employs advanced technology to refine traditional appliance recycling techniques to achieve optimal revenue-generating and environmental benefits. ARCA is also the exclusive North American distributor for UNTHA Recycling Technology (URT), one of the world’s leading manufacturers of technologically advanced refrigerator recycling systems and recycling facilities for electrical household appliances and electronic scrap. ARCA's regional centers process appliances at end of life to remove environmentally damaging substances and produce material byproducts for recycling for utilities in the U.S. and Canada. Eighteen company-owned stores under the name ApplianceSmart, Inc.® sell new appliances directly to consumers and provide affordable ENERGY STAR® options for energy efficiency appliance replacement programs.
This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, including statements regarding ARCA’s future success. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, competition in the retail and recycling industries and regulatory risks. Other factors that could cause operating and financial results to differ are described in ARCA’s periodic reports filed with the Securities and Exchange Commission. Other risks may be detailed from time to time in reports to be filed with the SEC.

FOR MORE INFORMATION, CONTACT:
Edward R. (Jack) Cameron, CEO
(952) 930-9000

-more-

APPLIANCE RECYCLING CENTERS OF AMERICA, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands)

	December 28, 2013	December 29, 2012
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$1,948	$3,174
Accounts receivable, net of allowance of $27 and $8, respectively	12,278	6,256
Inventories, net of reserves of $175 and $682, respectively	16,654	17,274
Income taxes receivable	82	522
Other current assets	622	1,332
Deferred tax assets	523	—
Total current assets	32,107	28,558
Property and equipment, net	11,424	12,248
Restricted cash	500	—
Other assets	927	973
Deferred income taxes	21	25
Total assets (a)	$44,979	$41,804

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,880	$4,957
Accrued expenses	4,806	4,310
Line of credit	9,661	10,559
Current maturities of long-term obligations	1,131	955
Deferred income tax liabilities	—	146
Total current liabilities	21,478	20,927
Long-term obligations, less current maturities	5,447	6,357
Deferred gain, net of current portion	—	365
Deferred income tax liabilities	1,092	921
Total liabilities (a)	28,017	28,570

Commitments and contingencies	—	—

Shareholders' equity:
Common Stock, no par value; 10,000 shares authorized; issued and outstanding: 5,571 shares and 5,556 shares, respectively	20,846	20,577
Accumulated deficit	(5,331)	(8,649)
Accumulated other comprehensive loss	(464)	(290)
Total shareholders' equity	15,051	11,638
Noncontrolling interest	1,911	1,596
	16,962	13,234
Total liabilities and shareholders' equity	$44,979	$41,804

(a) Assets of ARCA Advanced Processing, LLC (AAP), ARCA's consolidated variable interest entity (VIE), that can only be used to settle obligations of AAP were $9,949 and $10,045 as of December 28, 2013 and December 29, 2012, respectively. Liabilities of AAP for which creditors do not have recourse to the general credit of Appliance Recycling Centers of America, Inc. were $1,874 and $1,948 as of December 28, 2013 and December 29, 2012, respectively.

-more-

APPLIANCE RECYCLING CENTERS OF AMERICA, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Fiscal Years Ended
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
Revenues:
Retail	$15,678	$15,228	$68,556	$71,234
Recycling	11,802	6,845	42,185	25,280
Byproduct	5,346	4,447	18,320	17,721
Total revenues	32,826	26,520	129,061	114,235

Costs of revenues	24,450	20,175	95,187	84,915
Gross profit	8,376	6,345	33,874	29,320
Selling, general and administrative expenses	7,224	7,642	29,295	31,460
Impairment charge	—	1,082	—	1,082
Operating income (loss)	1,152	(2,379)	4,579	(3,222)

Other income (expense):
Interest expense, net	(269)	(307)	(1,194)	(1,139)
Other income (expense), net	(77)	10	(90)	(12)
Income (loss) before income taxes and noncontrolling interest	806	(2,676)	3,295	(4,373)
Provision for (benefit of) income taxes	(710)	(7)	(338)	83
Net income (loss)	1,516	(2,669)	3,633	(4,456)
Net loss (income) attributable to noncontrolling interest	(284)	606	(315)	604
Net income (loss) attributable to controlling interest	$1,232	$(2,063)	$3,318	$(3,852)

Income (loss) per common share:
Basic	$0.22	$(0.37)	$0.60	$(0.69)
Diluted	$0.21	$(0.37)	$0.58	$(0.69)

Weighted average common shares outstanding:
Basic	5,571	5,556	5,562	5,551
Diluted	5,832	5,556	5,742	5,551

Net income (loss)	$1,516	$(2,669)	$3,633	$(4,456)
Other comprehensive income (loss), net of tax:
Effect of foreign currency translation adjustments	(78)	(38)	(174)	71
Total other comprehensive income (loss), net of tax	(78)	(38)	(174)	71
Comprehensive income (loss)	1,438	(2,707)	3,459	(4,385)
Comprehensive loss (income) attributable to noncontrolling interest	(284)	606	(315)	604
Comprehensive income (loss) attributable to controlling interest	$1,154	$(2,101)	$3,144	$(3,781)

###